UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 23, 2015

U.S. AUTO PARTS NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16941 Keegan Avenue, Carson, CA 90746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (310) 735-0085

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2015, U.S. Auto Parts Network, Inc. (the “Company”), appointed Neil Watanabe as Chief Financial Officer effective immediately. In connection with Mr. Watanabe's appointment as Chief Financial Officer, Michael Yoshida, who was serving as the Company's Interim Chief Financial Officer, will return to his prior position as the Company's Vice President and Controller, and will receive an annual base salary equal to $228,113.
Prior to his appointment as the Company’s Chief Financial Officer, Neil Watanabe, 60, served as the Chief Operating Officer for National Stores, Inc., since 2014. From 2006 until 2014, Mr. Watanabe served as the Executive Vice President and Chief Financial Officer for Anna's Linens. From 2005 until 2006, Mr. Watanabe served as the Executive Vice President and Chief Financial Officer for Shoe Pavilion. From 2003 until 2005, Mr. Watanabe served as the Executive Vice President and Chief Financial Officer for Elizabeth Arden Red Door Spas. From 2001 until 2003, Mr. Watanabe served as the Executive Vice President Chief Operating and Chief Financial Officer for Sears Health and Nutrition. From 1998 until 2001, Mr. Watanabe served as the Executive Vice President and Chief Financial Officer for PetSmart. Additionally Mr. Watanabe has served as Chief Financial Officer, Chief Operating Officer, Controller and Corporate Retail Operations Manager for several other national retailers. Mr. Watanabe holds a B.A. from the University of California, Los Angeles and obtained certification as a Public Accountant in Illinois.
In connection with Mr. Watanabe’s appointment as Chief Financial Officer, Mr.Watanabe entered into an Employment Agreement with the Company (the “Employment Agreement ”), pursuant to which Mr. Watanabe will receive an annual base salary of $300,000, subject to an annual performance review. Mr. Watanabe will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors, which may be paid in the form of cash, common stock or restricted stock. While Mr. Watanabe will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Watanabe will be entitled to severance payments equal to one year’s base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination of employment.
In connection with the Employment Agreement, Mr. Watanabe was granted a stock option to purchase 335,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2007 Omnibus Incentive Plan. The exercise price for the Option is $2.18 per share, which was the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant. The Option vests over a four year period, with 25% vesting and becoming exercisable on March 23, 2016, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter. Also, in connection with the Employment Agreement, Mr. Watanabe was granted a retention restricted stock unit award (the “Retention RSU Award ”) covering 30,000 shares of the Company’s Common Stock and a restricted stock unit award (the “2015 RSU Award ”) covering 34,404 shares of the Company’s Common Stock . The Retention RSU Award and the 2015 RSU Award represent the right to receive shares of the Company’s Common Stock only when, and with respect to the number of shares which have vested. The Retention RSU Award will become fully-vested on March 23, 2017, subject to Mr. Watanabe’s service to the Company through such date, provided, however, that if Mr. Watanabe is terminated without cause or resigns for good reason prior to March 23, 2017, then the Retention RSU Award will become fully-vested on the date of such earlier termination or resignation. The 2015 RSU Award will become fully-vested on February 15, 2016, subject to Mr. Watanabe’s service to the Company through such date, provided, however, that if Mr. Watanabe is terminated without cause or resigns for good reason prior to February 15, 2016, then the 2015 RSU Award will become fully-vested on the date of such earlier termination or resignation.
On March 23, 2015, the Company issued a press release announcing Mr. Watanabe’s appointment as its Chief Financial Officer and Mr. Yoshida’s return to his prior duties as Vice President and Controller for the Company. A copy of this press release is attached as Exhibit 99.1 hereto.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the document attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits
 (d) Exhibits

Exhibit No. Description

99.1	Press Release, dated March 23, 2015 of U.S. Auto Parts Network, Inc.
99.2	Employment Agreement dated March 23, 2015 between the Company and Neil Watanabe.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2015	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ SHANE EVANGELIST
	Name:	Shane Evangelist
	Title:	Chief Executive Officer